Exhibit 99.1

JOINT NEWS RELEASE
BERKSHIRE HILLS BANCORP TO ACQUIRE CNB FINANCIAL CORP.
BERKSHIRE HILLS:
•	REPORTS FIRST QUARTER EARNINGS OF $3.9 MILLION

•	RECRUITS NEW YORK COMMERCIAL LENDING TEAM

•	ANNOUNCES NEW EXECUTIVE APPOINTMENT

•	APPLIES TO REPAY GOVERNMENT PREFERRED STOCK
Dividend Declared
April 29, 2009
PITTSFIELD, MA and WORCESTER, MA — April 29, 2009 — Berkshire Hills Bancorp, Inc. (“Berkshire”) (NASDAQ:BHLB) and CNB Financial Corp. (“CNB”) (OTC BB: CFNA.OB) announced today that they have signed a definitive merger agreement under which Berkshire will acquire CNB and its subsidiary, Commonwealth National Bank in a transaction valued at approximately $19.5 million.
Headquartered in Worcester, Massachusetts, CNB has nearly $300 million in assets and operates six banking offices in the greater Worcester area. Commonwealth National Bank will be merged into Berkshire Bank, the principal operating subsidiary of Berkshire Hills. After the merger is completed, Berkshire will have approximately $3.0 billion in assets and will serve customers through 54 financial centers in western and central Massachusetts, northeastern New York, and southern Vermont.
Under the terms of the merger agreement, stockholders of CNB will receive .3696 shares of Berkshire common stock for each share of CNB common stock held by them. This is equivalent to $8.50 per CNB share based on an assumed price of $23.00 per share for Berkshire stock (the actual value received by CNB stockholders in the form of Berkshire stock will be recorded based on the price of Berkshire’s stock when the merger is completed). The transaction is intended to qualify as a reorganization for federal income tax purposes, and as a result, it is expected that the shares will be exchanged on a tax-free basis. The definitive agreement has been unanimously approved by the Boards of Directors of both Berkshire and CNB.

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The purchase price represents approximately 99% of CNB’s tangible book value and no premium to core deposits. Berkshire expects to implement ongoing cost savings equal to approximately 25% of CNB’s total non-interest expenses. Berkshire expects that the acquisition will be $0.10 accretive to earnings per common share beginning in the year 2010. The Company expects that the transaction will be $0.24 per share dilutive to tangible common stock book value in 2009 due to closing adjustments and net transaction expenses. Berkshire expects to offset this dilution within two quarters based on its overall earnings, and within three years based on the accretion related to the merger. Consummation of the agreement is subject to the approval of CNB’s stockholders, as well as state and federal regulatory agencies. The merger is expected to be completed in the third quarter of 2009. Berkshire plans to appoint Cary J. Corkin to its Board of Directors when the merger is completed. Mr. Corkin currently serves as Chairman of the CNB Board of Directors and President of The Entwistle Company, a custom manufacturer headquartered in Hudson, Massachusetts.
Michael P. Daly, President and Chief Executive Officer of Berkshire Hills stated, “Partnering with Commonwealth National Bank is a natural extension of our market area and extends the territory in the central northeast where we are the largest locally headquartered regional bank. In 2008, in various rankings, Worcester was listed among the best places to live in the U.S., one of the best cities for businesses and jobs in the region and in the country, and one of the top five biotech hotspots in the country. CNB’s management has done a good job of creating a high quality franchise, with steady growth, nominal historic loan charge-offs, and profitable core banking activities. We look forward to adding our services and resources to continue that growth and gain market share.” CNB Chairman Corkin added, “We are very pleased to join Berkshire Hills Bancorp and Berkshire Bank. We know that Berkshire will continue to serve our customers, communities, and employees with the same care and commitment that we have brought to our market. We believe that this combination will provide good value to the stockholders of both institutions.”
Sandler O’Neill & Partners, L.P. served as the financial advisor for Berkshire, and Keefe, Bruyette & Woods, Inc. advised CNB. Luse Gorman Pomerenk & Schick, P.C. served as outside legal counsel to Berkshire, while Kilpatrick Stockton LLP served as outside legal counsel to CNB.
BERKSHIRE FIRST QUARTER RESULTS
Berkshire reported that first quarter 2009 earnings totaled $3.9 million, compared to $6.0 million in the first quarter of 2008. Earnings available to common shareholders totaled $3.2 million ($0.27 per share) compared to $6.0 million ($0.58 per share).
First quarter 2009 results included the impact of Berkshire’s common and preferred stock placements in the prior quarter. On an after-tax basis, these impacts totaled approximately $0.10 per share. Results in 2009 also included the anticipated impact of higher expenses related to FDIC insurance premiums and the higher loan loss provision, which together totaled approximately $0.11 per share after-tax. The current economic conditions contributed significantly to the remaining change in earnings per share.

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Berkshire First Quarter Financial Highlights
•	6% growth in total deposits, with increases in all major categories producing record quarterly growth

•	6% growth in home equity outstandings due to new accounts from ongoing promotions

•	1% decrease in non-interest expense before FDIC premiums (2% growth including FDIC)

•	Nonperforming assets decreased to 0.47% of total assets from 0.48% at year-end 2008

•	Accruing delinquent loans decreased to 0.46% of total loans from 0.51% at year-end 2008
Michael P. Daly, President and Chief Executive Officer, stated, “We had a solid quarter of delivering financial solutions to our markets. Deposits rose to record levels as customers sought safety in our 100% insured deposit accounts. First quarter mortgage and home equity originations accelerated as customers took advantage of current low rates to lower their debt service payments. We introduced the Berkshire Bank Community Investment Program to provide support and stimulus to our markets during this challenging economic time. This program provides targeted loan support to key sectors and also offers assistance to qualifying customers seeking better solutions for managing their credit. Our careful risk management has contributed to our comparatively strong loan performance. While our charge-offs have increased as anticipated, our nonperforming loans declined and remain modest and we are working with our borrowers to find constructive solutions where we can in the current environment.”
Mr. Daly continued, “We made a decision in the fourth quarter of 2008 to add to our strong capital base and to manage conservatively through this uncertain economic environment. We stated that we would position ourselves to serve our markets and to respond to opportunities in the future. Accordingly, we did not book growth in loans and securities as we had planned due to the very low interest rates and lower commercial loan demand. We accepted deposit growth and held funds in the highest quality but low yielding overnight investments until additional qualifying loan opportunities emerge. Our net interest income has also been reduced by the impact of the mortgage refinancings and continued planned runoff of automobile loans. We are managing our expenses carefully and we are well positioned to benefit from higher earnings when market conditions improve. Based on the CNB acquisition, and the lending and integrated services announcements below, we have put together a strong start this year in building toward a significantly higher revenue stream for future years.”
NEW YORK COMMERCIAL LENDING TEAM
Berkshire has appointed Michael Carroll as Senior Vice President and Commercial Regional Executive of its New York Capital Region. Mr. Carroll will direct all of Berkshire’s commercial banking activities in this region, which is growing as a world information technology hub and major commercial center in the Northeast. Mr. Carroll was previously Senior Vice President of Middle Market Lending for the Albany Region of KeyBank, N.A.
Berkshire has further strengthened its Albany regional team with the appointment of the following well-known commercial bankers: Richard Van Auken, David Niles, and Peter Gustafson. These individuals collectively bring eight decades of experience representing regional and national

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institutions providing commercial solutions to the Albany middle market. They join Berkshire’s existing commercial team which has been operating under the leadership of Joseph Richardson, who will be transitioning into a part-time role in the region.
President Daly stated, “We are pleased to welcome Mike Carroll and this strong new team to our expanding New York Capital Region. Mike has been active in the region for more than two decades, and this team will supplement our existing commercial group and will complement our growing presence in our ten branch Albany network. In the last year, we have added strong commercial regional leadership with the recruitment of Tom Creed (former Sovereign Bank executive) in our Pioneer Valley Region and Jim Keyes (former executive at First Vermont Bank and The First National Bank of Boston) in our Vermont Region, as we work to position ourselves as the preferred choice to serve the business needs of all of our local markets. We thank Joe Richardson for his steady guidance and long service to the economic development of this region.”
EXECUTIVE APPOINTMENT
David B. Farrell has been appointed Executive Vice President, Integrated Services of the Company and the Bank. Mr. Farrell will be responsible for the Company’s insurance and wealth management business lines, and their integration with the Company’s other product and service offerings. These lines together produced 18% of the Company’s total revenues in 2008 and Berkshire is actively pursuing expansion of these and related services through acquisitions and organic growth throughout its footprint.
Mr. Farrell has been a director of the Company since 2005. In December, 2008, the Company entered into a consulting agreement with Mr. Farrell to assist with brand integration and expansion strategies for these business lines. In conjunction with his appointment as Executive Vice President, Mr. Farrell has resigned from his position as a director of the Company and Berkshire Bank. Mr. Farrell was previously a Division President with TJX Companies, a prominent apparel and home fashions retailer. Prior to that he was EVP and CFO of a national mall specialty retailer, a division of the former Melville Corporation now known as CVS/Caremark.
Mr. Daly stated, “Dave Farrell has served Berkshire well as a director and most recently as a consultant. He has considerable experience in building and managing sales and service cultures. Berkshire has great opportunity to develop its integrated financial service lines in our expanding regional markets and to identify acquisition opportunities to further build market share. We look forward to Dave’s contribution in this new role with our executive team.”
APPLICATION TO REPAY GOVERNMENT PREFERRED STOCK
Berkshire has applied to repay in full the $40 million in preferred stock issued to the U.S. Department of Treasury in the fourth quarter of 2008. Such repayment is subject to approval by the Treasury Department, following consultation by the Company with the Office of Thrift Supervision. Berkshire expects that such repayment would be funded by cash on hand at the holding company. The Company also expects to enter into negotiations with the government for the repurchase of the associated warrant for common shares.

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Mr. Daly commented, “We were among the strong banks who were initially invited to partner with the Treasury in order to increase the capital available to banks to expand credit and support the economy. Since that time, the government program has gone through many changes and may continue to evolve in ways that create difficulties for us in serving our four main constituencies — employees, customers, communities, and stockholders. We had raised new common equity before the government created this program. We are well capitalized and expect to continue to build our capital as we always have — through earnings. The cost of this preferred stock resulted in approximately $0.04 dilution to first quarter earnings per share.”
DIVIDEND DECLARED
The Board of Directors maintained the cash dividend on our common stock, declaring a dividend of $0.16 per share to stockholders of record at the close of business on May 14, 2009. This dividend is up 7% from $0.15 per share in the first quarter of 2008 and is payable on May 28, 2009.
FINANCIAL CONDITION
Total assets were $2.7 billion at March 31, 2009, increasing by 2% from year-end 2008. This increase was due to a $0.1 billion increase in short term investments funded by a similar increase in deposits. Total loans decreased by 2% due to refinancings of residential mortgages into fixed rate loans sold to federal agencies, along with planned runoff of automobile loans. All other loans grew at a 1% annualized rate. The growth in deposits was recorded in all major categories, and was concentrated in money market and time deposit accounts. Deposit growth also funded a $32 million reduction in borrowings during the first quarter. The deposit growth, borrowings reduction, and increase in short term investments have boosted Berkshire’s liquidity to the highest level in years, and position the Company well for future loan growth, including expanded growth in the New York region from the new middle market commercial lending team previously discussed.
Nonperforming assets decreased to 0.47% of assets at quarter-end, compared to 0.48% at the start of the quarter. Performing delinquent loans decreased to 0.46% of total loans from 0.51%. Annualized net loan charge-offs totaled 0.51% of average loans during the quarter, and the loan loss allowance increased to 1.16% of total loans from 1.14% at the start of the quarter.
Total stockholders’ equity increased due to retained earnings and improved prices of investment securities. The ratio of tangible equity to assets at quarter-end measured 9.2% and the ratio of total equity to assets measured 15.2%. Berkshire Bank’s regulatory capital ratios exceeded the requirements for the highest “Well Capitalized” rating. Tangible book value per common share increased to $16.02 from $15.73 during the quarter, and total common book value per share increased to $30.54 from $30.33. Net income available to common shareholders was net of dividends related to preferred stock issued in the fourth quarter of 2008.

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RESULTS OF OPERATIONS
First quarter 2009 net income decreased by $2.2 million (36%) compared to the first quarter of 2008. Earnings per common share were further impacted by additional common shares and preferred stock dividends resulting from capital issuances in the fourth quarter of 2008. The decrease in income was primarily due to $1.4 million (after-tax) related to the combined impact of a higher loan loss provision and FDIC insurance costs. Additionally, total insurance and wealth management fees decreased by $0.6 million after-tax due to continuing softness in insurance pricing conditions and securities market values.
The net interest margin was 3.11% in the first quarter of 2009, compared to 3.41% in the first quarter of 2008 and in the fourth quarter of 2008. The margin had been expected to decrease due to the impact of deposit market pricing floors in the current low rate environment. Additionally, the margin was impacted by the elimination of the Federal Home Loan Bank dividend, mortgage and auto loan run-off, higher short-term investments, and a moderation in commercial loan demand.
First quarter non-interest income decreased by $0.8 million year-to-year due to $1.0 million (pre-tax) related to insurance and wealth management as noted above. Of note, insurance fee income is seasonally high in the first half of the year due to the receipt of contingency income. During the first quarter, there were mostly offsetting non-core charges and credits to other non-interest income related to borrowing prepayment fees and gains on the termination of certain interest rate swaps.
The loan loss provision totaled $2.5 million in the first quarter of 2009, compared to $0.8 million in the prior year first quarter. Net loan charge-offs totaled $2.5 million in the most recent period and measured 0.51% of average loans on an annualized basis. This was an increase, as anticipated, from the 0.19% average in 2008 due to the downturn in the economy.
First quarter non-interest expense increased by $0.4 million due to a $0.6 million increase in FDIC premiums reflecting higher rates charged to the industry and the full utilization of credits in 2008 which are no longer available in 2009. All other non-interest expense decreased by 1%. The first quarter effective income tax rate improved to 28% in 2009 compared to 32% in 2008 due to the higher proportionate benefit of tax preference items as a result of lower pretax income in 2009.
CONFERENCE CALL
Berkshire will conduct a conference call/webcast at 10:00 A.M. eastern time on Thursday, April 30, 2009 to discuss this news release and guidance about expected future results. Please call in a few minutes prior to the scheduled time to register for the event. A copy of the presentation for this call will be available prior to the call at www.berkshirebank.com in the investor relations section. Information about the conference call follows:

Dial-in:	800-860-2442
Webcast:	www.berkshirebank.com (Investor Relations link)

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A telephone replay of the call will be available through May 7, 2009 by calling 877-344-7529 and entering replay passcode: 429322. The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.
PROPOSED TRANSACTION
The proposed transaction will be submitted to CNB Financial Corp.’s stockholders for their consideration. Berkshire will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus and other relevant documents concerning Berkshire, CNB, the proposed transaction, the persons soliciting proxies in the merger and their interests in the merger and related matters. Stockholders of CNB are urged to read the registration statement, including the proxy statement/prospectus, when it becomes available and any other relevant documents filed with the SEC because they contain important information. You will be able to obtain a free copy of all documents filed with the SEC by Berkshire on the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by Berkshire will be available, without charge, by directing a request to Ann Racine, Investor Relations, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, MA 01201 (413) 236-3239.
CNB Financial Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information about the directors and executive officers of CNB and their ownership of CNB common stock is set forth in the proxy statement, dated April 20, 2009 for CNB’s May 21, 2009 annual meeting of stockholders, which is available on CNB’s website at www.commonwealthworcester.com and on the SEC’s website.
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts. For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com.

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FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
This release contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of CNB Financial Corp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. CNB Financial Corp.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of CNB Financial Corp. and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in CNB Financial Corp.’s market area, changes in real estate market values in CNB Financial Corp.’s market area, changes in relevant accounting principles and guidelines and inability of third party service providers to perform. Additional factors that may affect our results are discussed in CNB Financial Corp.’s annual report included in the section titled “Risk Factors”, and in other reports on file with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, CNB Financial Corp. does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.
This news release contains certain forward-looking statements about the proposed merger of Berkshire and CNB. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and CNB, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire Hills and CNB are engaged, changes

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in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission.
NON-GAAP FINANCIAL MEASURES
This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs and restructuring costs. Similarly, the efficiency ratio is also adjusted for these non-core items. Additionally, the Company adjusts core income to exclude amortization of intangibles to arrive at a measure of the underlying operating cash return for the benefit of stockholders. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.
# # #
CONTACTS — BERKSHIRE HILLS BANCORP
Investor Relations Contact
David H. Gonci
Corporate Finance Officer
413-281-1973
Media Contact
Fedelina Madrid
Vice President — Marketing
413-236-3733
CONTACTS — CNB FINANCIAL CORP.
Bank Contact:
William M. Mahoney, 508-793-8369
Media Contact:
smith&jones
Jean Giguere, 508-347-7793
jeang@smithnjones.com

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BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	March 31,	December 31,
(In thousands)	2009	2008
Assets
Total cash and cash equivalents	$22,887	$25,784
Fed funds sold & short-term investments	113,225	19,014
Trading security	17,565	18,144
Securities available for sale, at fair value	274,879	274,380
Securities held to maturity, at amortized cost	27,972	25,872
Federal Home Loan Bank stock and other restricted securities	23,120	23,120
Loans held for sale	5,276	1,768

Residential mortgages	651,507	677,254
Commercial mortgages	797,363	805,456
Commercial business loans	179,765	178,934
Consumer loans	340,743	345,508

Total loans	1,969,378	2,007,152
Less: Allowance for loan losses	(22,903)	(22,908)

Net loans	1,946,475	1,984,244

Premises and equipment, net	37,029	37,448
Goodwill	161,725	161,178
Other intangible assets	16,820	17,652
Cash surrender value of life insurance policies	35,964	35,668
Other assets	41,414	42,457

Total assets	$2,724,351	$2,666,729

Liabilities and stockholders’ equity
Demand deposits	$237,619	$233,040
NOW deposits	199,236	190,828
Money market deposits	505,937	448,238
Savings deposits	212,687	211,156

Total non-maturity deposits	1,155,479	1,083,262
Time deposits	782,601	746,318

Total deposits	1,938,080	1,829,580

Borrowings	327,160	359,157
Junior subordinated debentures	15,464	15,464
Derivative liabilities	22,485	24,068
Due to broker	—	19,895
Other liabilities	8,344	10,140

Total liabilities	2,311,533	2,258,304

Total preferred stockholders’ equity	36,959	36,822
Total common stockholders’ equity	375,859	371,603

Total stockholders’ equity	412,818	408,425

Total liabilities and stockholders’ equity	$2,724,351	$2,666,729

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED LOAN & DEPOSIT ANALYSIS — UNAUDITED

LOAN ANALYSIS

	March 31, 2009	December 31, 2008
				Annualized %
(Dollars in millions)	Balance	Balance	$ Change	Change
Residential mortgages:
1 - 4 Family	$623	$642	$(19)	(12)%
Construction	28	35	(7)	(81)

Total residential mortgages	651	677	(26)	(16)

Commercial mortgages:
Construction	132	130	2	6
Single and multi-family	66	70	(4)	(23)
Other commercial mortgages	599	605	(6)	(4)

Total commercial mortgages	797	805	(8)	(4)

Commercial business loans	180	179	1	2

Total commercial loans	977	984	(7)	(3)

Consumer loans:
Auto and other	123	140	(17)	(49)
Home equity	218	206	12	24

Total consumer loans	341	346	(5)	(6)

Total loans	$1,969	$2,007	$(38)	(8)%

DEPOSIT ANALYSIS

	March 31, 2009	December 31, 2008
				Annualized %
(Dollars in millions)	Balance	Balance	$ Change	Change
Demand	$237	$233	$4	7%
NOW	199	191	8	17
Money market	506	448	58	53
Savings	213	211	2	4

Total non-maturity deposits	1,155	1,083	72	27

Time less than $100,000	398	392	6	6
Time $100,000 or more	382	351	31	36
Brokered time	3	3	(0)	(7)

Total time deposits	783	746	37	20

Total deposits	$1,938	$1,829	$109	24%

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Three Months Ended
	March 31,
(In thousands, except per share data)	2009	2008
Interest and dividend income
Loans	$26,432	$31,323
Securities and other	3,448	3,200

Total interest and dividend income	29,880	34,523
Interest expense
Deposits	8,473	12,288
Borrowings and junior subordinated debentures	3,696	3,941

Total interest expense	12,169	16,229

Net interest income	17,711	18,294
Non-interest income
Insurance commissions and fees	4,569	5,146
Deposit service fees	2,236	2,155
Wealth management fees	1,189	1,628
Loan service and interest rate swap fees	391	237

Total fee income	8,385	9,166

Other	352	306
Loss on sale of securities, net	(2)	—
Gain on swap termination	741	—
Loss on prepayment of borrowings, net	(804)	—

Total non-interest income	8,672	9,472

Total net revenue	26,383	27,766
Provision for loan losses	2,500	825
Non-interest expense
Salaries and employee benefits	9,352	9,656
Occupancy and equipment	3,128	2,968
Marketing, data processing, and professional services	2,782	1,915
Amortization of intangible assets	833	1,084
Other	2,358	2,451

Total non-interest expense	18,453	18,074

Income before income taxes	5,430	8,867
Income tax expense	1,547	2,818

Net income	$3,883	$6,049

Less: Cumulative preferred stock dividend and accretion	637	—

Net income available to common stockholders	$3,246	$6,049

Basic earnings per common share	$0.27	$0.58

Diluted earnings per common share	$0.27	$0.58

Weighted average common shares outstanding
Basic	12,164	10,386
Diluted	12,247	10,457

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands, except per share data)	2009	2008	2008	2008	2008
Interest and dividend income
Loans	$26,432	$29,343	$30,078	$29,823	$31,323
Securities and other	3,448	3,419	3,014	3,011	3,200

Total interest and dividend income	29,880	32,762	33,092	32,834	34,523
Interest expense
Deposits	8,473	9,248	9,676	10,521	12,288
Borrowings and junior subordinated debentures	3,696	4,044	4,087	3,666	3,941

Total interest expense	12,169	13,292	13,763	14,187	16,229

Net interest income	17,711	19,470	19,329	18,647	18,294
Non-interest income
Insurance commissions and fees	4,569	2,139	2,640	3,694	5,146
Deposit service fees	2,236	2,623	2,518	2,486	2,155
Wealth management fees	1,189	1,171	1,338	1,567	1,628
Loan service and interest rate swap fees	391	203	561	228	237

Total fee income	8,385	6,136	7,057	7,975	9,166
Other	352	241	174	562	306
Gain (loss) on sale of securities, net	(2)	—	4	(26)	—
Gain on swap termination	741	—	—	—	—
Loss on prepayment of borrowings, net	(804)	—	—	—	—

Total non-interest income	8,672	6,377	7,235	8,511	9,472

Total net revenue	26,383	25,847	26,564	27,158	27,766
Provision for loan losses	2,500	1,400	1,250	1,105	825
Non-interest expense
Salaries and employee benefits	9,352	8,988	9,796	9,842	9,656
Occupancy and equipment	3,128	2,736	2,760	2,774	2,968
Marketing, data processing, and professional services	2,782	2,338	2,121	2,181	2,121
Non-recurring expense	—	—	—	683	—
Amortization of intangible assets	833	838	889	1,019	1,084
Other	2,358	2,356	2,171	2,133	2,245

Total non-interest expense	18,453	17,256	17,737	18,632	18,074

Income before income taxes	5,430	7,191	7,577	7,421	8,867
Income tax expense	1,547	1,985	2,301	1,708	2,818

Net income	$3,883	$5,206	$5,276	$5,713	$6,049

Less: Cumulative preferred stock dividend and accretion	637	—	—	—	—

Net income available to common stockholders	$3,246	$5,206	$5,276	$5,713	$6,049

Basic earnings per common share	$0.27	$0.44	$0.51	$0.55	$0.58

Diluted earnings per common share	$0.27	$0.44	$0.51	$0.55	$0.58

Weighted average common shares outstanding
Basic	12,164	11,804	10,303	10,302	10,386
Diluted	12,247	11,892	10,400	10,384	10,457

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
ASSET QUALITY ANALYSIS

	At or for the Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2009	2008	2008	2008	2008
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$2,740	$1,646	$1,315	$763	$1,060
Commercial mortgages	7,276	7,738	6,178	5,329	7,082
Commercial business loans	1,861	1,921	2,210	3,103	3,557
Consumer loans	587	866	650	577	441

Total non-accruing loans	12,464	12,171	10,353	9,772	12,140
Other real estate owned	371	498	941	1,050	755

Total non-performing assets	$12,835	$12,669	$11,294	$10,822	$12,895

Total non-accruing loans/total loans	0.63%	0.61%	0.52%	0.49%	0.63%
Total non-performing assets/total assets	0.47%	0.48%	0.44%	0.42%	0.51%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$22,908	$22,886	$22,581	$22,130	$22,116
Charged-off loans	(2,643)	(1,474)	(1,331)	(754)	(883)
Recoveries on charged-off loans	138	96	386	100	72

Net loans charged-off	(2,505)	(1,378)	(945)	(654)	(811)
Provision for loan losses	2,500	1,400	1,250	1,105	825

Balance at end of period	$22,903	$22,908	$22,886	$22,581	$22,130

Allowance for loan losses/non-accruing loans	184%	188%	221%	231%	182%
Allowance for loan losses/total loans	1.16%	1.14%	1.15%	1.14%	1.14%

NET LOAN CHARGE-OFFS
Residential mortgages	$(117)	$—	$(119)	$—	$(24)
Commercial mortgages	(1,448)	(900)	(63)	(131)	(175)
Commercial business loans	(150)	(10)	(265)	(121)	(213)
Consumer loans	(790)	(468)	(498)	(402)	(399)

Total, net	$(2,505)	$(1,378)	$(945)	$(654)	$(811)

Net charge-offs (annualized)/average loans	0.51%	0.27%	0.19%	0.13%	0.17%

DELINQUENT LOANS/TOTAL LOANS
30-89 Days delinquent	0.45%	0.46%	0.45%	0.33%	0.41%
90+ Days delinquent and still accruing	0.01%	0.05%	0.03%	0.04%	0.03%

Total accruing delinquent loans	0.46%	0.51%	0.48%	0.37%	0.44%

Non-accruing loans	0.63%	0.61%	0.52%	0.49%	0.63%

Total delinquent loans	1.09%	1.12%	1.00%	0.86%	1.07%

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

	At or for the Quarters Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
	2009	2008	2008	2008	2008
PERFORMANCE RATIOS
Core return on tangible assets	0.77%	0.98%	1.03%	1.16%	1.24%
Return on total assets	0.59	0.79	0.82	0.91	0.97
Core return on tangible common equity	8.54	12.70	15.85	17.89	19.52
Return on total common equity	3.52	5.62	6.26	6.89	7.38
Net interest margin, fully taxable equivalent	3.11	3.41	3.48	3.45	3.41
Core tangible non-interest income to tangible assets	1.42	1.04	1.21	1.47	1.64
Non-interest income to assets	1.32	0.97	1.13	1.36	1.52
Core tangible non-interest expense to tangible assets	2.86	2.68	2.82	2.91	2.95
Non-interest expense to assets	2.80	2.62	2.76	2.97	2.89
Efficiency ratio	65.23	62.24	62.18	61.08	60.12

GROWTH
Total loans, year-to-date (annualized)	(8)%	3%	3%	4%	(2)%
Total deposits, year-to-date (annualized)	24	—	1	(1)	12
Total net revenues, year-to-year YTD	(5)	21	29	21	19

FINANCIAL DATA (In millions)
Total assets	$2,724	$2,667	$2,566	$2,547	$2,546
Total loans	1,969	2,007	1,922	1,978	1,935
Total intangible assets	179	179	180	181	182
Total deposits	1,938	1,830	1,837	1,811	1,880
Total stockholders’ equity	413	408	333	330	329
Total common stockholders’ equity	376	372	333	330	329
Total core income	3.9	5.2	5.3	5.7	6.0
Total net income	3.9	5.2	5.3	5.7	6.0

ASSET QUALITY RATIOS
Net charge-offs (annualized)/average loans	0.51%	0.27%	0.19%	0.13%	0.17%
Non-performing assets/total assets	0.47	0.48	0.44	0.42	0.51
Loan loss allowance/total loans	1.16	1.14	1.15	1.14	1.14
Loan loss allowance/nonperforming loans	1.84x	1.88x	2.21x	2.31x	1.82x

PER COMMON SHARE DATA
Core earnings, diluted	$0.27	$0.44	$0.51	$0.55	$0.58
Net earnings, diluted	0.27	0.44	0.51	0.55	0.58
Tangible common book value	16.02	15.73	14.58	14.36	13.97
Total common book value	30.54	30.33	31.71	31.78	31.38
Market price at period end	22.92	30.86	32.00	23.65	25.19
Dividends	0.16	0.16	0.16	0.16	0.15

CAPITAL RATIOS
Common stockholders’ equity to total assets	13.80%	13.82%	12.97%	12.96%	12.91%
Tangible common stockholders’ equity to tangible assets	7.74	7.62	6.41	6.30	6.19
Stockholders’ equity to total assets	15.15	15.32	12.97	12.96	12.91
Tangible stockholders’ equity to tangible assets	9.20	9.23	6.41	6.30	6.19

(1)	Reconciliations of Non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9. Tangible assets are total assets less total intangible assets.

(2)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
AVERAGE BALANCES

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(In thousands)	2009	2008	2008	2008	2008
Assets
Loans
Residential mortgages	$675,905	$679,000	$672,363	$665,407	$659,406
Commercial mortgages	804,109	808,308	787,543	745,727	712,317
Commercial business loans	173,055	185,434	192,065	196,962	201,433
Consumer loans	343,296	343,894	346,068	354,321	369,659

Total loans	1,996,365	2,016,636	1,998,039	1,962,417	1,942,815
Securities	335,414	304,466	266,720	260,046	254,561
Short-term investments	49,966	15,345	4,384	12,633	16,498

Total earning assets	2,381,745	2,336,447	2,269,143	2,235,096	2,213,874
Goodwill & other intangible assets	178,711	179,187	180,387	181,705	182,895
Other assets	113,471	105,097	105,937	105,109	104,027

Total assets	$2,673,927	$2,620,731	$2,555,467	$2,521,910	$2,500,796

Liabilities and stockholders’ equity
Deposits
NOW	$193,038	$196,326	$193,192	$202,747	$208,275
Money market	462,518	453,977	447,184	491,945	466,673
Savings	213,074	220,565	221,746	212,680	210,310
Time	762,940	746,913	734,195	705,305	715,026

Total interest-bearing deposits	1,631,570	1,617,781	1,596,317	1,612,677	1,600,284
Borrowings and debentures	365,833	382,015	380,453	343,816	346,475

Total interest-bearing liabilities	1,997,403	1,999,796	1,976,770	1,956,493	1,946,759
Non-interest-bearing demand deposits	232,480	229,175	232,762	221,471	217,355
Other liabilities	32,960	17,566	10,804	10,780	7,079

Total liabilities	2,262,843	2,246,537	2,220,336	2,188,744	2,171,193

Total stockholders’ common equity	374,207	368,991	335,131	333,166	329,603
Total stockholders’ preferred equity	36,877	5,203	—	—	—

Total stockholders’ equity	411,084	374,194	335,131	333,166	329,603
Total liabilities and stockholders’ equity	$2,673,927	$2,620,731	$2,555,467	$2,521,910	$2,500,796

Supplementary data
Total non-maturity deposits	$1,101,110	$1,100,043	$1,094,884	$1,128,843	$1,102,613
Total deposits	1,864,050	1,846,956	1,829,079	1,834,148	1,817,639
Fully taxable equivalent income adj.	566	532	532	532	492

(1)	Average balances for securities available-for-sale are based on amortized cost.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
AVERAGE YIELDS (Fully Taxable Equivalent — Annualized)

	Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2009	2008	2008	2008	2008
Earning assets
Loans
Residential mortgages	5.56%	5.64%	5.65%	5.66%	5.70%
Commercial mortgages	5.39	6.01	6.24	6.44	6.86
Commercial business loans	5.96	5.99	6.41	6.57	7.55
Consumer loans	4.64	5.46	5.86	6.02	6.58
Total loans	5.37	5.79	5.99	6.11	6.48
Securities	4.85	5.14	5.27	5.39	5.69
Federal funds sold and short-term investments	0.17	0.54	1.45	1.78	2.24
Total earning assets	5.18	5.67	5.89	6.00	6.36

Funding liabilities
Deposits
NOW	0.40	0.52	0.64	0.73	1.09
Money Market	1.40	1.73	1.86	2.14	2.88
Savings	0.44	0.68	0.61	0.71	0.97
Time	3.43	3.54	3.76	4.08	4.43
Total interest-bearing deposits	2.11	2.27	2.41	2.62	3.09
Borrowings and debentures	4.10	4.21	4.27	4.29	4.57
Total interest-bearing liabilities	2.47	2.64	2.77	2.91	3.35

Net interest spread	2.71	3.03	3.12	3.09	3.01
Net interest margin	3.11	3.41	3.48	3.45	3.41

Cost of funds	2.21	2.37	2.48	2.62	3.02
Cost of deposits	1.84	1.99	2.10	2.31	2.72

(1)	Average balances and yields for securities available-for-sale are based on amortized cost.

(2)	Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

			At or for the Quarters Ended
			Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)			2009	2008	2008	2008	2008
Net income			$3,883	$5,206	$5,276	$5,713	$6,049
Adj: Loss (gain) on sale of securities, net			2	—	(4)	26	—
Adj: Loss on prepayment of borrowings, net			804	—	—	—	—
Adj: Gain on swap termination			(741)	—	—	—	—
Plus: Other non-recurring expense			—	—	—	683	—
Adj: Income taxes			(27)	—	2	(701)	—

Total core income	(A	)	$3,921	$5,206	$5,274	$5,721	$6,049
Plus: Amort. of intangible assets			833	838	889	1,019	1,084

Total tangible core income	(B	)	$4,754	$6,044	$6,163	$6,740	$7,133

Core income available to common stockholders	(C	)	$3,284	$5,206	$5,274	$5,721	$6,049

Tangible core income available to common stockholders	(D	)	$4,117	$6,044	$6,163	$6,740	$7,133

Total non-interest income			$8,672	$6,377	$7,235	$8,511	$9,472
Adj: Loss (gain) on sale of securities, net			2	—	(4)	26	—
Adj: Loss on prepayment of borrowings, net			804	—	—	—	—
Adj: Gain on swap termination			(741)	—	—	—	—

Total core non-interest income	(E	)	8,737	6,377	7,231	8,537	9,472
Net interest income			17,711	19,470	19,329	18,647	18,294

Total core revenue	(F	)	$26,448	$25,847	$26,560	$27,184	$27,766

Total non-interest expense			$18,453	$17,256	$17,737	$18,632	$18,074
Less: Other non-recurring expense			—	—	—	(683)	—

Core non-interest expense	(G	)	18,453	17,256	17,737	17,949	18,074
Less: Amortization of intangible assets			(833)	(838)	(889)	(1,019)	(1,084)

Total core tangible non-interest expense	(H	)	$17,620	$16,418	$16,848	$16,930	$16,990

(Dollars in millions, except per share data)

Total average assets			$2,674	$2,621	$2,555	$2,522	$2,501
Less: Average intangible assets			(179)	(179)	(180)	(182)	(183)

Total average tangible assets	(I	)	$2,495	$2,442	$2,375	$2,340	$2,318

Total average stockholders’ equity			$411	$374	$335	$333	$330
Less: Average intangible assets			(179)	(179)	(180)	(182)	(183)

Total average tangible stockholders’ equity			232	195	155	151	147
Less: Preferred equity			(37)	(6)	—	—	—

Total average tangible common stockholders’ equity	(J	)	$195	$189	$155	$151	$147

Total stockholders’ equity, period-end			$413	$408	$335	$330	$329
Less: Intangible assets, period-end			(179)	(179)	(180)	(181)	(182)

Total tangible stockholders’ equity, period-end			234	229	155	149	147
Less: Preferred equity			(37)	(37)	—	—	—

Total tangible common stockholders’ equity, period-end	(K	)	$197	$192	$155	$149	$147

Total shares outstanding, period-end (thousands)	(L	)	12,306	12,253	10,493	10,385	10,475
Average diluted shares outstanding (thousands)	(M	)	12,247	11,892	10,400	10,384	10,457

Core earnings per common share, diluted	(C/M	)	$0.27	$0.44	$0.51	$0.55	$0.58
Tangible common book value per share	(K/L	)	$16.02	$15.73	$14.58	$14.36	$13.97

Core return on tangible assets	(B/I	)	0.77%	0.98%	1.03%	1.16%	1.24%
Core return on tangible common equity	(D/J	)	8.54	12.70	15.85	17.89	19.52
Core tangible non-interest income to tang. assets	(E/I	)	1.42	1.04	1.21	1.47	1.64
Core tangible non-interest exp to tang. assets	(H/I	)	2.86	2.68	2.82	2.91	2.95
Efficiency ratio			65.23	62.24	62.18	61.08	60.12

(1)	Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)	Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)	Quarterly data may not sum to year-to-date data due to rounding.